Exhibit 3.2d

CERTIFICATE OF AMENDMENT OF BYLAWS OF

COPART, INC.

Paul A. Styer, the Secretary of Copart, Inc., a California corporation (the “Company”), hereby certifies that at a meeting held on December 6, 2005, the Company’s Board of Directors amended Article III, Section 8.4 of the Company’s Bylaws in its entirety to read as follows:

“8.4  CERTIFICATE FOR SHARES

A certificate or certificates for shares of the corporation shall be issued to each shareholder when any of such shares are fully paid.  The board of directors may authorize the issuance of certificates for shares partly paid provided that these certificates shall state the total amount of the consideration to be paid for them and the amount actually paid.  All certificates shall be signed in the name of the corporation by the chairman of the board or the vice chairman of the board or the president or a vice president and by the chief financial officer or an assistant treasurer of the secretary or an assistant secretary, certifying the number of shares and the class or series of share owned by the shareholder.  Any or all of the signatures on the certificate may be facsimile.

In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on a certificate ceases to be that officer, transfer agent or registrar before that certificate is issued, it may be issued by the corporation with the same effect as if that person were an officer, transfer agent or registrar at the time of issue.

Notwithstanding the foregoing, the corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for the required statements on certificates under Sections 417, 418, and 1302 of the California Corporations Code, and as may be required by the commissioner in administering the Corporate Securities Law of 1968, which system (1) has been approved by the United States Securities and Exchange Commission, (2) is authorized in any statute of the United States, or (3) is in accordance with Division 8 (commencing with Section 8101) of the Commercial Code.  Such system shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the corporation.”

/s/ Paul A. Styer
Paul A. Styer, Secretary